GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

July 12, 2007

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

784832—WKN #

GOLDEN PATRIOT UPDATE

Golden Patriot, Corp. (“Golden Patriot” or “GPTC”) (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU)  is extremely pleased to announce that the  progress report on the geological, radiometric and geochemical investigation and summary of drilling results on the Lucky Boy Uranium property has been received detailing the results from the Plan of Operations that was completed during the last quarter of 2006. The Plan of Operations included a 25 hole drilling program intended to define economic uranium mineralization. After several months of compiling all the data from various sources it has been determined that a strike length of several hundred feet with a thickness of approximately 5 to 10 feet with intercepted grades of .1% U or greater warrants GPTC to submit a further Plan of Operation to the various state and government agencies for further drilling and to consider small-scale mining.  This will include potentially putting the probable and proven mineralization into production, while at the same time continuing the drill testing phase on other areas on the property that have showed potential from either the MMI geochemical surveys and/or the anomalous Into XRF readings taken at surface and underground.

Mr. John Rud, Geologist, M.Sc.has been responsible for directly and indirectly bringing over 20 mines into production in his career, and has also built and designed over 25 mills for various commodities. His experience in uranium exploration and mining is extensive and he states that starting up a small-scale mining operation on the Lucky Boy is most likely a feasible proposition that could bring a cash-flow situation to Golden Patriot in the near future.

Mr. Bradley Rudman, President of Golden Patriot states, “Over the next several months Golden Patriot will be working with the geological team to determine a new Plan of Operations and to prepare all the necessary paperwork and filings for the permits needed as well as to determine the environmental studies needed to try and put this potential strike of production grade Uranium into production. With uranium prices at these high levels ($135/pound) and with the potential of going higher, it seems the right time to put all the paperwork into place and to move forward with an exploration and production agenda.

Golden Patriot is a junior exploration company that has active interests in both uranium and gold prospects.  To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.